Exhibit 16.1

September 25th 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Camposol Holding Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16 F of Form F-1, as part of the Registration Statement on Form F-1 of Camposol Holding Limited dated September 25th 2017. We agree with the statements concerning our Firm in such Form F-1.

Very truly yours,

/s/ PricewaterhouseCoopers Limited

PricewaterhouseCoopers Limited

PricewaterhouseCoopers Ltd, PwC Central,43 Demostheni Severi Avenue,CY-1080 Nicosia

PO Box 21612, CY-1591 Nicosia, Cyprus

T: +357- 22 555 000, F:+357- 22 555 001, www.pwc.com.cy

PricewalerhouseCoopers Ltd is a private company registered in Cyprus (Reg. No.143594). Its registered office is at 3 Themistocles Dervis Street, CY-1066, Nicosia. A list of the company’s directors, including for individuals the present and former (if any) name and surname and nationality, if not Cypriot and for legal entities the corporate name, is kept by the Secretary of the Company at its registered office. PwC refers to the Cyprus member firm, PricewaterhouseCoopers Ltd and may sometimes refer to the PwC network. Each member firm is a separate legal entity. Please see www.pwc.com/structure for further details.